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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 31, 2015

Chevron Reports Second Quarter Net Income of $571 Million

•	Effects of lower crude prices, impairments and other charges of $2.6 billion more than offsets gains on asset sales of $1.8 billion

•	Continued progress on cost containment efforts and major growth projects

SAN RAMON, Calif., July 31, 2015 – Chevron Corporation (NYSE: CVX) today reported earnings of $571 million ($0.30 per share – diluted) for second quarter 2015, compared with earnings of $5.7 billion ($2.98 per share – diluted) in the 2014 second quarter. Included in the quarter were impairments of $1.96 billion and other charges of approximately $670 million relating to project suspensions and adverse tax effects, all of which were non-cash charges stemming from a downward revision in the company’s longer-term crude oil price outlook. Partially offsetting were gains on asset sales totaling $1.80 billion in the current quarter. Foreign currency effects decreased earnings in the 2015 quarter by $251 million, compared with a decrease of $232 million a year earlier.
Sales and other operating revenues in second quarter 2015 were $37 billion, compared to $56 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2015	2014	2015	2014
Earnings by Business Segment
Upstream	$(2,219)	$5,264	$(659)	$9,571
Downstream	2,956	721	4,379	1,431
All Other	(166)	(320)	(582)	(825)
Total (1)(2)	$571	$5,665	$3,138	$10,177
(1) Includes foreign currency effects	$(251)	$(232)	$329	$(311)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Second quarter financial results were weak, reflecting a crude price decline of nearly 50 percent from a year ago. Our Upstream businesses were particularly hard hit, as lower prices reduced revenues and triggered impairments and other charges. Downstream operations continued to deliver strong financial performance, reflecting both high reliability and improved margins," said Chairman and CEO John Watson.

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“Multiple efforts to improve future earnings and cash flows are underway,” Watson continued. “We’re getting our cost structure down, through renegotiations across the supply chain and by sizing our contractor and employee workforce to reflect lower activity levels going forward. We’re actively managing to a smaller capital program, as projects currently under construction come online and as potential new projects are paced and re-bid. In addition, our 4-year divestment program is ahead of pace.”
“Project execution on our Gorgon and Wheatstone Australian LNG projects is a priority for us,” Watson commented. “Incremental production and cash generation from these projects and others, along with a curtailed capital program, should provide support for continuing competitive shareholder distributions.”
Recent company milestones include:

•	Australia - Completed the sale of the company’s 50 percent interest in Caltex Australia Limited.

•
Australia - Progressed commissioning activities at the Gorgon Project. Commissioning of the Jansz-Io Field subsea infrastructure is ongoing. All Train 2 modules are installed on foundations, with Train 3 modules being delivered to site.

•
Australia - Continued construction of the Wheatstone Project, which is now over 65 percent complete. Eleven of 24 Train 1 process modules required for first LNG have been delivered to site. All gas turbine generators are installed on foundations. Subsea infrastructure is being installed, with all three production manifolds now in place.

•	New Zealand - Completed the sale of the company’s interest in The New Zealand Refining Company Limited and reached agreement to sell the company’s marketing interests in New Zealand.

•
United States - Achieved start-up of sixth production well at Jack/St. Malo in the deepwater Gulf of Mexico. Ramp-up of total oil-equivalent production to approximately 80,000 barrels per day continues to exceed expectations.

•	United States - On track to drill 325 gross wells in 2015, including multiple horizontal well development programs, in the Midland and Delaware Basins in Texas and New Mexico.

UPSTREAM
Worldwide net oil-equivalent production was 2.60 million barrels per day in second quarter 2015, up from 2.55 million barrels per day in the 2014 second quarter. This production increase of 2 percent came from project ramp-ups in the United States, Bangladesh and Argentina, production entitlement effects in several locations, and lower maintenance-related downtime, primarily reflecting the absence of a major turnaround at Tengizchevroil in Kazakhstan. Normal field declines, the Partitioned Zone shut-in, and the effect of asset sales partially offset these effects.

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U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2015	2014	2015	2014
Earnings	$(1,038)	$1,054	$(1,498)	$1,966

U.S. upstream operations incurred a loss of $1.04 billion in second quarter 2015 compared to earnings of $1.05 billion from a year earlier. The decrease was due to sharply lower crude oil realizations and higher depreciation expenses, primarily reflecting impairments, partially offset by higher crude oil production and lower operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $50 in second quarter 2015, down from $92 a year ago. The average sales price of natural gas was $1.92 per thousand cubic feet, compared with $4.09 in last year’s second quarter.
Net oil-equivalent production of 730,000 barrels per day in second quarter 2015 was up 63,000 barrels per day, or 9 percent, from a year earlier. Production increases due to project ramp-ups in the Gulf of Mexico, the Permian Basin in Texas and New Mexico, and the Marcellus Shale in western Pennsylvania were only partially offset by normal field declines. The net liquids component of oil-equivalent production increased 11 percent in the 2015 second quarter to 511,000 barrels per day, while net natural gas production increased 5 percent to 1.31 billion cubic feet per day.

International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2015	2014	2015	2014
Earnings*	$(1,181)	$4,210	$839	$7,605
*Includes foreign currency effects	$(146)	$(147)	$376	$(200)
International upstream operations incurred a loss of $1.18 billion in second quarter 2015 compared to earnings of $4.21 billion from a year earlier. The decrease was due to sharply lower crude oil realizations, higher depreciation expenses, primarily reflecting impairments, higher income tax items and higher exploration expenses. Foreign currency effects decreased earnings by $146 million in the 2015 quarter, compared with a decrease of $147 million a year earlier.
The average sales price for crude oil and natural gas liquids in second quarter 2015 was $56 per barrel, down from $101 a year earlier. The average price of natural gas was $4.48 per thousand cubic feet, compared with $5.98 in last year’s second quarter.
Net oil-equivalent production of 1.87 million barrels per day in second quarter 2015 decreased 12,000 barrels per day, or less than 1 percent, from a year ago. Production increases from entitlement effects in several locations, lower maintenance-related downtime, primarily reflecting the absence of a major turnaround at Tengizchevroil in Kazakhstan, and project ramp-ups in Bangladesh and Argentina were more than offset by the Partitioned Zone shut-in, normal field declines, and the effect of asset sales.

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The net liquids component of oil-equivalent production decreased 2 percent to 1.21 million barrels per day in the 2015 second quarter, while net natural gas production increased 2 percent to 3.93 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2015	2014	2015	2014
Earnings	$731	$517	$1,437	$939

U.S. downstream operations earned $731 million in second quarter 2015 compared with earnings of $517 million a year earlier. The increase was due to higher margins on refined product sales, partially offset by the absence of a 2014 asset sale gain and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input of 916,000 barrels per day in second quarter 2015 increased 155,000 barrels per day from the year-ago period. The increase was primarily due to the absence of the second quarter 2014 major crude unit turnaround at the El Segundo, California refinery.
Refined product sales of 1.23 million barrels per day were up 3 percent from second quarter 2014, primarily reflecting higher gasoline sales. Branded gasoline sales of 535,000 barrels per day were up 2 percent from the 2014 period.
International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2015	2014	2015	2014
Earnings*	$2,225	$204	$2,942	$492
*Includes foreign currency effects	$(103)	$(84)	$(49)	$(112)
International downstream operations earned $2.23 billion in second quarter 2015 compared with $204 million a year earlier. The increase was primarily due to a $1.6 billion gain from the sale of the company’s interest in Caltex Australia Limited. Higher margins on refined product sales also contributed to the increase. Foreign currency effects decreased earnings by $103 million in the 2015 quarter, compared with a decrease of $84 million a year earlier.
Refinery crude oil input of 774,000 barrels per day in second quarter 2015 decreased 70,000 barrels per day from the year-ago period as a result of the Caltex Australia Limited divestment.
Total refined product sales of 1.48 million barrels per day in the 2015 second quarter were down 69,000 barrels per day from the year-ago period, due to lower gasoline and gas oil sales resulting from the Caltex Australia Limited divestment.

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ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2015	2014	2015	2014
Net Charges*	$(166)	$(320)	$(582)	$(825)
*Includes foreign currency effects	$(2)	$(1)	$2	$1
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2015 were $166 million, compared with $320 million in the year-ago period. The change between periods was mainly due to lower corporate tax items and lower corporate charges, partially offset by the effects of charges related to reductions in corporate staffs and higher environmental expenses.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2015 was $9.5 billion, compared with $16.3 billion in the corresponding 2014 period. Excluding working capital effects, cash flow from operations in 2015 was $11.6 billion, compared with $17.0 billion in 2014.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2015 were $17.3 billion, compared with $19.6 billion in the corresponding 2014 period. The amounts included $1.5 billion in 2015 and $1.5 billion in 2014 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 93 percent of the companywide total in the first six months of 2015.

# # #
NOTICE
Chevron’s discussion of second quarter 2015 earnings with security analysts will take place on Friday, July 31, 2015, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,”

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“should,”“budgets,” “outlook,” “on schedule,” “on track” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather, other natural or human factors, or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 22 through 24 of the company’s 2014 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$36,829	$55,583	$69,144	$106,561
Income from equity affiliates	1,169	1,709	2,570	3,631
Other income	2,359	646	3,201	1,011
Total Revenues and Other Income	40,357	57,938	74,915	111,203
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	20,541	33,844	37,734	64,667
Operating, selling, general and administrative expenses	7,247	7,364	13,586	14,314
Exploration expenses	1,075	694	1,667	1,109
Depreciation, depletion and amortization	6,958	3,842	11,369	7,972
Taxes other than on income *	3,173	3,167	6,291	6,186
Total Costs and Other Deductions	38,994	48,911	70,647	94,248
Income Before Income Tax Expense	1,363	9,027	4,268	16,955
Income tax expense	755	3,337	1,060	6,744
Net Income	608	5,690	3,208	10,211
Less: Net income attributable to noncontrolling interests	37	25	70	34
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$571	$5,665	$3,138	$10,177

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$0.30	$3.00	$1.68	$5.38
- Diluted	$0.30	$2.98	$1.67	$5.34
Dividends	$1.07	$1.07	$2.14	$2.07

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,867,561	1,887,543	1,867,110	1,891,266
- Diluted	1,876,705	1,902,321	1,876,603	1,905,853

* Includes excise, value-added and similar taxes.	$1,965	$2,120	$3,842	$4,066

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Upstream
United States	$(1,038)	$1,054	$(1,498)	$1,966
International	(1,181)	4,210	839	7,605
Total Upstream	(2,219)	5,264	(659)	9,571
Downstream
United States	731	517	1,437	939
International	2,225	204	2,942	492
Total Downstream	2,956	721	4,379	1,431
All Other (1)	(166)	(320)	(582)	(825)
Total (2)	$571	$5,665	$3,138	$10,177

SELECTED BALANCE SHEET ACCOUNT DATA	Jun 30, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$12,156	$12,785
Time Deposits	$—	$8
Marketable Securities	$365	$422
Total Assets	$266,455	$266,026
Total Debt	$31,910	$27,818
Total Chevron Corporation Stockholders' Equity	$154,669	$155,028

	Six Months Ended June 30
CASH FLOW FROM OPERATIONS	2015	2014
Net Cash Provided by Operating Activities	$9,539	$16,298
Net increase in Operating Working Capital	$(2,025)	$(741)
Net Cash Provided by Operating Activities Excluding Working Capital	$11,564	$17,039

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2015	2014	2015	2014
United States
Upstream	$1,876	$2,130	$4,194	$4,088
Downstream	531	411	816	768
Other	88	122	151	221
Total United States	2,495	2,663	5,161	5,077
International
Upstream	6,114	7,281	11,956	14,109
Downstream	114	230	189	415
Other	1	11	1	15
Total International	6,229	7,522	12,146	14,539
Worldwide	$8,724	$10,185	$17,307	$19,616
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$306	$236	$540	$431
International	490	669	986	1,086
Total	$796	$905	$1,526	$1,517

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2015	2014	2015	2014
United States	511	460	500	449
International	1,211	1,234	1,261	1,255
Worldwide	1,722	1,694	1,761	1,704
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,312	1,244	1,285	1,228
International	3,931	3,861	3,978	3,950
Worldwide	5,243	5,105	5,263	5,178
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	730	667	714	654
International	1,866	1,878	1,924	1,913
Worldwide	2,596	2,545	2,638	2,567
SALES OF NATURAL GAS (MMCF/D):
United States	3,777	3,676	3,957	4,303
International	4,130	4,132	4,286	4,347
Worldwide	7,907	7,808	8,243	8,650
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	163	135	146	132
International	84	81	95	85
Worldwide	247	216	241	217
SALES OF REFINED PRODUCTS (MB/D):
United States	1,229	1,188	1,218	1,193
International (5)	1,478	1,547	1,529	1,475
Worldwide	2,707	2,735	2,747	2,668
REFINERY INPUT (MB/D):
United States	916	761	918	816
International	774	844	777	809
Worldwide	1,690	1,605	1,695	1,625

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	28	42	39	41
Venezuela Affiliate - Synthetic Oil	29	32	30	32
(3) Includes natural gas consumed in operations (MMCF/D):
United States	66	69	68	71
International	423	452	438	466
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	367	470	426	464